As filed with the Securities and Exchange Commission on May 12, 1994
                                                Registration No. 33-_____


                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                            ________________

                        CCB FINANCIAL CORPORATION
         (Exact name of registrant as specified in its charter)

                North Carolina                              56-1347849
     (State or other Jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                        _________________________

                           111 Corcoran Street
                      Durham, North Carolina 27701
      (Address of principal executive offices, including Zip Code)

                        _________________________

                   1993 NONSTATUTORY STOCK OPTION PLAN
                   FOR GRAHAM SAVINGS BANK, INC., SSB
                        (Full title of the plan)

                        _________________________

                           ERNEST C. ROESSLER
                        CCB Financial Corporation
                           Post Office Box 931
                      Durham, North Carolina  27702
                             (919) 683-7777
                 (Name and address of agent for service)

                                Copy to:
                        Anthony Gaeta, Jr., Esq.
                          Ward and Smith, P.A.
                     Two Hannover Square, Suite 2400
                          Post Office Box 2091
                   Raleigh, North Carolina  27602-2091
                             (919) 836-1800

                        _________________________

                   CALCULATION OF REGISTRATION FEE (1)

                                 Proposed           Proposed
Title of                         Maximum            Maximum         Amount of
Securities to   Amount to be     Offering Price     Aggregate       Registration
be Registered   Registered       Per Share          Offering Price  Fee (1)

Common Stock,
  $5 par value    36,582         $37.25             $1,362,680       $469.85

(1) The shares of Common Stock are being offered to eligible directors of Registrant and its direct and indirect subsidiaries pursuant to options granted to them in accordance with the terms of Registrant's 1993 Nonstatutory Stock Option Plan for Graham Savings Bank, Inc., SSB
     (the "Plan").  Pursuant to Rule 457(h), the Aggregate Offering
     Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the price at which the shares may be purchased pursuant to the Plan upon the exercise of the options.

  PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

    The following documents filed by Registrant with the Securities and Exchange Commission (the "Commission") under the Securities
Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

       (i)        Registrant's Annual Report on Form 10-K
                  (Commission File No. 0-12358) for the year ended December 31, 1993;


       (ii)       Registrant's Current Report on Form 8-K dated
                  March 14, 1994;


    In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.   Description of Securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel

    Not applicable.

Item 6.  Indemnification of Directors and Officers

    Registrant is incorporated under the laws of the State of North Carolina. North Carolina's Business Corporation Act (the "BCA") contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and
(iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding, (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breeches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by law.

Item 7.  Exemption From Registration Claimed

    Not applicable.

Item 8.  Exhibits

    The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

    4      Specimen of Registrant's Common Stock certificate
           (incorporated by reference to Exhibit 4 of Registrant's Registration Statement on Form S-8 dated April 19,
           1993).

    5 Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith).

    23.1   Consent of KPMG Peat Marwick (filed herewith).

    23.2 Consent of Ward and Smith, P.A. (contained in its opinion filed herewith as Exhibit 5).

    24     Power of Attorney (filed herewith).

    99     Copy of 1993 Nonstatutory Stock Option Plan for Graham
           Savings Bank, Inc., SSB (filed herewith).

Item 9.  Undertakings

    (a)  The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)    to include any Prospectus required by
                         Section 10(a)(3) of the Securities Act of
                         1933;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on May 11, 1994.

                                CCB Financial Corporation
                                (Registrant)


                                By:/s/ Ernest C. Roessler
                                   Ernest C. Roessler

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    Signature                       Title              Date
/s/ Ernest C. Roessler           President and      May 11, 1994
Ernest C. Roessler               Director
                                 (Principal
                                 Executive
                                 Officer)

/s/ W. Harold Parker, Jr.        Senior Vice        May 11, 1994
W. Harold Parker, Jr.            President and
                                 Controller
                                 (Principal
                                 Financial and
                                 Accounting
                                 Officer)

*/s/ W. L. Burns, Jr.            Chairman of        May 11, 1994
W. L. Burns, Jr.                 the Board

J. Harper Beall, III             Director           ___________, 1994

*/s/ James B. Brame, Jr.         Director           May 11, 1994
James B. Brame, Jr.

*/s/ Timothy B. Burnett          Director           May 11, 1994
Timothy B. Burnett

*/s/ Arthur W. Clark             Director           May 11, 1994
Arthur W. Clark

*/s/ Kinsley van R. Dey, Jr.     Director           May 11, 1994
Kinsley van R. Dey, Jr.

*/s/ Frances Hill Fox            Director           May 11, 1994
Frances Hill Fox

T. E. Haigler, Jr.               Director           ___________, 1994

*/s/ George R. Herbert           Director           May 11, 1994
George R. Herbert

Edward S. Holmes                 Director           ___________, 1994

Owen G. Kenan                    Director           ___________, 1994

Eugene J. McDonald               Director           ___________, 1994

Hamilton W. McKay, Jr., M.D.     Director           ___________, 1994

*/s/ Eric B. Munson              Director           May 11, 1994
Eric B. Munson

John B. Stedman                  Director           ___________, 1994

H. Allen Tate, Jr.               Director           ___________, 1994

*/s/ Phail Wynn, Jr.             Director           May 11, 1994
Dr. Phail Wynn, Jr.

By:/s/ W. Harold Parker, Jr.
W. Harold Parker, Jr., Attorney-in-fact

                             EXHIBIT INDEX

Exhibit
Number                   Description                 Page Number

  4        Specimen of Registrant's Common Stock     Incorporated by
                                                     reference

  5        Opinion of Ward and Smith, P.A. as
           to the legality of the securities
           being registered

23.1       Consent of KPMG Peat Marwick

23.2       Consent of Ward and Smith, P.A.           Included in Exhibit 5

24         Power of Attorney

99         Copy of 1993 Nonstatutory Stock Option
           Plan for Graham Savings Bank, Inc., SSB